Exhibit 10.22

Rexnord Supplemental

Retirement Plan

EFFECTIVE MAY 1, 2008

(3-13-08)

Rexnord Supplemental Retirement Plan

Effective as of May 1, 2008, REXNORD LLC (the “Company”) hereby establishes the REXNORD SUPPLEMENTAL RETIREMENT PLAN (the “Plan”) for the benefit of certain Eligible Employees and their beneficiaries.

The Plan is not a qualified pension plan under Section 401(a) of the Internal Revenue Code of 1986 as amended (the “Code”); however, the Company intends that the Plan be an “employee welfare benefit plan” as defined in the Employee Retirement Income Security Act of 1974 as amended (“ERISA”).

This document sets forth rights and obligations of the Company and each Participant with respect to the Plan as provided below.

ARTICLE I

Definitions

Wherever used in this Plan, the following terms shall have the following meanings, unless a different meaning is clearly required by the context.

1.01	“Board” means the Board of Directors of the Company or any Committee thereof as constituted from time to time.

1.02	“Company” means Rexnord LLC and its successors.

1.03	“Compensation” means an Eligible Employee’s total compensation, including bonuses and commissions, paid by the Company during the prior Plan Year as reported on IRS Form W-2 as wages, plus any amounts deferred under a Code Section 125 cafeteria plan, Code Section 401(k) qualified cash or deferred arrangement or Code Section 132(f) arrangement.

1.04	“Designated Insurance Carrier” means an insurance company selected by the Company in its sole and absolute discretion.

1.05	“Effective Date” means May 1, 2008.

1.06	“Eligible Employee” means an Employee whose Compensation for the prior Plan Year is equal to or greater than the compensation amount published in Internal Revenue Service pronouncements used to determine whether an individual is a highly compensated employee, as defined by Code Section 414(q), for the relevant year.

1.07	“Employee” means any person employed by the Company who receives stated remuneration other than a pension, severance pay, retainer or fee under contract.

1.08	“Participant” means any Eligible Employee who has become eligible to participate in the Plan in accordance with Article III of the Plan, and who has not ceased to have rights to a benefit hereunder.

1.09	“Participant Contribution” means the amount of after-tax Compensation, contributed to the Plan by a Participant pursuant to his payroll deduction directive or check and deposited with the Designated Insurance Carrier in order to purchase life insurance on the life of said Participant.

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1.10	“Participation Letter Agreement” means the individual written agreement between the Company and a Participant with respect to rights and benefits hereunder, as executed by the Participant and the Company.

1.11	“Plan” means the Rexnord Supplemental Retirement Plan as set forth herein and as may be amended from time to time, together with the Participation Letter Agreement with respect to any Participant.

1.12	“Plan Administrator” means the committee or person appointed by the Board to administer the Plan pursuant to Article VII herein.

1.13	“Plan Year” means the period May 1, 2008 through December 31, 2008, and thereafter, the 12-month period commencing on January 1 and ending on the next December 31 while the Plan remains in effect.

1.14	“Policy” means a life insurance contract issued by the Designated Insurance Carrier on the life of a Participant.

1.15	“Third-Party Administrator” means the entity appointed by the Company to handle certain ministerial administrative matters under the Plan, as provided in Section 7.03 herein.

1.16	“Total Disability” means a Participant’s disability as defined in the Social Security Act and determined by the Social Security Administration.

For purposes of the Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa.

ARTICLE II

Purpose & Scope

2.01	PURPOSE

The purpose of the Plan is to provide a Company-sponsored program pursuant to which each Participant shall make certain contributions to be deposited with a Designated Insurance Carrier in order to purchase life insurance on behalf of the Participant. The Participant Contribution will be made net after all payroll taxes have been withheld for the year in which such contributions are made on behalf of the Participant. Each Participant will be responsible for all federal, state and local taxes on such contributions.

2.02	SCOPE

The Plan is intended as a statement of agreement between the Company and each participating Eligible Employee under which, in consideration of the continued satisfactory service of said Eligible Employee, the Company agrees to deposit Participant Contributions with the Designated Insurance Carrier on behalf of the Participant.

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ARTICLE III

Eligibility and Participation

3.01	CLASS OF ELIGIBLE EMPLOYEES

Eligibility for participation in the Plan shall be limited to those Eligible Employees who have satisfied the requirement of Section 3.02 herein, have been designated in writing by the Plan Administrator in its sole and absolute discretion, and have executed the Participation Letter Agreement and otherwise satisfy the requirements of this Article III.

3.02	ELIGIBILITY SERVICE

Each Eligible Employee must be employed full-time with the Company in order to become a Participant.

3.03	ENTRY DATE

(a)	Each Eligible Employee who has satisfied the requirements of Sections 3.01 and 3.02 above shall become a Participant on the first day of the calendar quarter coinciding with or next following his completion of said requirements, or as soon thereafter as administratively feasible.

(b)	The provisions of this Article III are subject to the provisions of the Participant Letter Agreement.

ARTICLE IV

Contributions

4.01	PURCHASE OF POLICY

The Company will assist the Participant in applying for a Policy on the life of said Participant from the Designated Insurance Carrier. The Policy and all incidents of ownership thereto shall at all times be owned by the Participant and/or his designated assigns, if any.

4.02	FUNDING

The Plan is funded exclusively by Participant Contributions. All Participant Contributions shall be deposited with the Designated Insurance Carrier as soon as feasible but not later than 30 days after the end of the payroll period for which Participant Contributions are deducted from his pay.

All Participant Contributions delivered to the Designated Insurance Carrier shall be credited to the individual Participant’s premium account within the time frames established by the Designated Insurance Carrier for purposes of maintaining Policies currently paid and in force. Further, any premium returns, demutualization proceeds, or vendor contract rebates shall be credited to the Participant’s individual Policy.

4.03	PARTICIPANT CONTRIBUTION

(a)	Each Participant shall make contributions to the Plan as provided in (1) or (2) below, as applicable to said Participant:

(1)	If the Participant’s Compensation for the Plan Year is $200,000 or less, he shall contribute an amount equal to five percent (5%) of his Compensation.

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(2)	If the Participant’s Compensation for the Plan Year is greater than $200,000, he shall contribute an amount equal to ten percent (10%) of his Compensation.

The percentages indicated in (1) and (2) above are intended to generally reflect the life insurance coverage available to Participants on a guaranteed issue basis within the guidelines provided by the Designated Insurance Carrier. A Participant may contribute a greater percentage of his anticipated Compensation; however, any part or all of the additional amounts of life insurance applied for may be subject to evidence of insurability in accordance with the Designated Insurance Carrier’s underwriting procedures.

(b)	The amount of Participant Contribution to be deposited with the Designated Insurance Carrier with respect to any Plan Year shall be computed net, after accounting for all payroll taxes withheld on behalf of the Participant for that Plan Year.

(c)	Participant Contributions shall be by payroll deduction, authorized by the Participant on a form acceptable to the Company, or may be made directly to the Designated Insurance Carrier by the Participant by personal check.

4.04	NO COMPANY CONTRIBUTIONS

The Company shall not contribute to the Plan.

ARTICLE V

Vesting

5.01	PARTICIPANT CONTRIBUTIONS

The Participant shall be vested, at all times, in 100 percent of the value of his Participant Contributions including any gains and losses on same.

ARTICLE VI

Policies

6.01	PURCHASE OF POLICY

The Company shall not be liable nor shall it be in default in the performance of its obligations under the Plan to purchase a Policy on the life of a Participant should the Designated Insurance Carrier decline coverage for the Participant for any reason whatsoever including, but not limited to, uninsurability as the result of increased health risk or any other standard in the underwriting process established by the Designated Insurance Carrier to determine the insurability of a Participant.

6.02	OWNERSHIP OF POLICY

The Participant shall be the sole owner of the Policy. The Participant shall have all incidents of ownership with respect to the Policy including, but not limited to, the right to make any loans, withdrawals or investments of the cash value of the Policy. The Company shall not be responsible for any interest or taxes on any loans or withdrawals made from the Policy by the Participant.

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6.03	INVESTMENTS AND INDEMNIFICATION

(a)	Under no circumstances shall the Company, its employees, agents, subsidiaries or assigns be liable for the performance of any investment option selected by the Participant or act as guarantor of any account invested within the Policy. Under no circumstances shall such an entity or individual provide any advice with respect to a Participant’s investment inside any Policy. The Participant assumes all investment risk and agrees, on his or her own behalf, and also on behalf of his or her surviving spouse, heirs, beneficiaries, successors and assigns, to hold harmless the Company, its employees, agents, subsidiaries and assigns, as well as the Plan Administrator and Third-Party Administrator, for any and all claims that may be made with respect to the performance of all investments in the Policy.

(b)	Under no circumstances shall the Company, its employees, agents, subsidiaries or assigns, or the Plan Administrator or the Third Party Administrator, be liable for the acts or omissions of the Designated Insurance Carrier. For example, neither the Company, its employees, agents, subsidiaries and assigns nor the Plan Administrator or the Third Party Administrator shall be liable for any illustrations, performance projections on any proposed or issued insurance policy provided to the Participant by the Designated Insurance Carrier. All such illustrations and projections shall be considered those of the Designated Insurance Carrier and shall not be reviewed nor endorsed in any manner by the Company or the Plan Administrator.

(c)	Each Participant agrees, on his or her own behalf, and on behalf of his or her surviving spouse, heirs, beneficiaries, successors and assigns that he or she shall look solely to the Designated Insurance Carrier for any liability with respect to any death benefit paid by the Designated Insurance Carrier on the Participant’s Policy or the value thereof.

6.04	ASSIGNMENT

The Participant shall have the right to assign any part or all of the Participant’s vested interest in any Policy and the Plan to any person or entity (including a trust) by execution of a written assignment delivered to the Company and the Designated Insurance Carrier. The Company shall have no authority to assign, sell, surrender, change the insured or transfer ownership of the Policy or borrow against the cash surrender value of the Policy.

6.05	PREMIUM PAYMENTS

The Company shall pay to the Designated Insurance Carrier the full amount of each premium on the Policy on or before the due date as required by the Designated Insurance Carrier in the amount so designated and contributed by the Participant pursuant to the provisions of Article IV herein. Accordingly, the Company shall deliver the Participant Contributions to the Designated Insurance Carrier as otherwise provided in the Plan. The Company shall have no liability with respect to any additional contributions.

6.06	TERMINATION OF PARTICIPATION

The Participant or the Company may terminate a Participant’s participation in the Plan with or without the consent of the other party by giving notice in writing to the other party (the “Notice of Termination”). The Plan will continue with respect to any Participant until either the Plan is terminated in its entirety pursuant to Section 9.02 herein or by delivery of Notice of Termination or such Participant’s voluntary or involuntary termination of employment with the Company (collectively hereinafter referred to as the “Terminating Event”). The Terminating Event shall immediately and forever release the Company and the Participant of its obligations and responsibilities under the Plan, other than providing a Notice of Termination if required hereunder. After termination of employment, the former Employee shall communicate directly with the Designated Insurance Carrier with respect to all matters regarding his Policy.

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6.07	DESIGNATED INSURANCE CARRIER

The Designated Insurance Carrier shall be bound only by the terms of the Policy. No provision of the Plan shall in any way enlarge, change, vary, or in any other way affect the obligations of the Designated Insurance Carrier. Any payments the Designated Insurance Carrier makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Designated Insurance Carrier shall not be bound by or be deemed to have notice of the provisions of the Plan.

ARTICLE VII

Administration

7.01	ADMINISTRATION

The Plan shall be administered and interpreted by the Plan Administrator. Said Plan Administrator has the sole and absolute authority and discretion to administer the Plan in accordance with its terms, to interpret any provision of the Plan and to decide any issue that may affect a person’s rights and obligations under the Plan. All such interpretations and decisions shall be final, conclusive and binding upon a Participant and any other person who makes a claim with respect to participation or benefits under the Plan.

7.02	POWERS AND DUTIES

The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such manner and to such extent as it shall deem to be necessary or advisable to carry out the purposes of the Plan; provided, however, that any such procedure, discretionary act, interpretation or construction shall be applied in a nondiscriminatory manner based on uniform principals consistently applied. The Plan Administrator shall have all the powers and authority necessary or appropriate to accomplish its duties under the Plan.

The Plan Administrator shall be charged with the duties of the general administration of the Plan, including, but not limited to, the following (but only to the extent such duties are not otherwise performed by the Designated Insurance Carrier):

(a)	The discretion to determine all questions relating to the eligibility of any Eligible Employee to receive benefits under the Plan;

(b)	To compute and make determinations with respect to the amount of benefits with respect to any Participant hereunder;

(c)	To authorize or otherwise direct disbursements to Participants;

(d)	To maintain all necessary records for the administration of the Plan;

(e)	To interpret the provisions of the Plan and to make and publish such rules for the regulation of the Plan as are consistent with the terms hereof;

(f)	To prepare and implement a procedure to notify Eligible Employees that they have been selected as eligible to participate in the Plan; and

(g)	To assist any Participant regarding his rights, benefits, or elections available under the Plan.

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The Company shall indemnify, hold harmless and defend the Plan Administrator from any liability which the Plan Administrator may incur in connection with the performance of its duties in connection with the Plan, so long as the Plan Administrator was acting in good faith and within what the Plan Administrator reasonably understood to be the scope of its duties.

7.03	THIRD-PARTY ADMINISTRATION

The Company, at its sole and absolute discretion, may delegate any administrative matter under the Plan to any Third-Party Administrator. Initially, Mahoney & Associates, a Massachusetts Business Trust, will act as the Third-Party Administrator and assist the Company and the Plan Administrator with administrative matters. Any Third-Party Administrator shall be held harmless by the Company from all Plan related liabilities, except those that are caused by the willfully or negligent acts of the Third-Party Administrator. The Company shall be held harmless by the Third-Party Administrator from all Plan related liabilities pertaining to the duties of said Third-Party Administrator, except those that are caused by the willfully or negligent acts of the Company.

7.04	TAX WITHHOLDING

The Company or the Designated Insurance Carrier shall have the right to deduct from any benefit owed to the Participant under the Plan any federal, state, or local taxes required by law to be withheld.

ARTICLE VIII

ERISA Provisions

8.01	CLAIMS PROCEDURE

The provisions of this Article VIII apply to the extent any determination with respect to a claim is to be made by the Plan Administrator.

(a)	Submitting a Claim. In order to receive a benefit under the Plan, the Participant or such Participant’s beneficiary (the “Claimant”) must submit a written application to the Plan Administrator on a form provided by the Company. Written or electronic notice of the disposition of the claim shall be furnished to the Claimant within 90 days after the claim is filed. If the Plan Administrator needs additional time (up to 90 days) to process the claim, written notice shall be provided to the Claimant within the initial 90-day period. Such notice shall indicate the special circumstances which require an extension of time and the day by which the Plan Administrator expects to render a decision.

(b)

Denial of Claim. If the claim is denied in whole or in part, the Plan Administrator shall deliver a written notice to the Claimant. The notice will be calculated to be understood by the Claimant and will set forth: (1) the specific reason or reasons for the denial; (2) references to the pertinent provisions of the Plan on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why that material or information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limit for requesting a review of the claim; and (6) a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination upon review. The notice shall be delivered to the Claimant within 90 days after receipt of the claim by the Plan Administrator, unless the Plan Administrator

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determines that special circumstances require an extension of time. Under these circumstances, the Plan Administrator may extend the applicable time for an additional 90 days. If an extension is required, the Plan Administrator will provide to the Claimant a notice prior to the extension and the date by which the Plan Administrator expects to make a decision regarding the claim.

(c)	Request for Review of a Denied Claim. If a claim has been denied in whole or in part pursuant to Section 8.01(b), the Claimant shall have 60 days following receipt of the denial to request a review of the denial. A request for review shall be in writing and addressed to the Plan Administrator at the Company’s then principal place of business. If the claimant so requests, the Plan Administrator shall conduct a hearing within 60 days. Whether or not the Claimant requests such a hearing, the Claimant may submit pertinent documents and written issues and comments. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim.

(d)	Decision Upon Review. The Plan Administrator shall review the denial of the claim, and shall furnish the Claimant with a final decision on review within 60 days after receipt of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the request for review. In that case the Plan Administrator may extend the applicable time for an additional 60 days. If an extension is required, the Plan Administrator will notify the Claimant of the extension and the date by which a decision on review is expected. The decision on review shall be in written or electronic form, shall be written in a manner calculated to be understood by the Claimant, and shall include (1) specific reasons for the decision; (2) specific references to the pertinent provisions of the Plan on which the decision is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and (4) a statement of the Claimant’s right to bring an action under section 502(a) of ERISA. If the written decision on review is not furnished to the Claimant within the 60-day period (or the 120-day period in the event that the Plan Administrator requires an extension of time for processing the review), the claim shall be deemed denied on review.

ARTICLE IX

General Provisions

9.01	AMENDMENT

The Plan Administrator has the right at any time and from time to time, and retroactively if necessary or appropriate, to amend in whole or in part any or all provisions of the Plan. No amendment shall have the effect of reducing any Participant’s ownership interest in or existing rights under any Policy previously purchased on behalf of such Participant under the Plan or otherwise reduce his vested interest with respect to the Plan. Any amendment shall be made by written resolutions of the Plan Administrator.

9.02	TERMINATION OR SUSPENSION OF ENTIRE PLAN

The Plan Administrator reserves the right, and without the consent of any Participant, spouse, beneficiary, or other person claiming a right under the Plan, to terminate the Plan in its entirety or discontinue contributions under the Plan at any time and for any reason.

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9.03	HEADINGS

The titles of the Articles and Sections herein are for convenience of reference only and shall not be construed as a part of the Plan, or have any effect upon the meaning of the provisions of the Plan.

9.04	SEPARABILITY

If any provision of the Plan, as currently in effect or as amended from time to time, or the application thereof, shall to any extent be invalid or unenforceable, the remaining provisions of the Plan and the application thereof, shall not be affected thereby and shall be valid and enforced to the extent permitted by law.

9.05	CONSTRUCTION

Wisconsin law shall determine all questions arising with respect to the provisions of the Plan except to the extent superseded by Federal law.

9.06	BINDING EFFECT

The Plan shall be binding upon, and shall inure to the benefit of, the Company, Participants and their respective successors and assigns.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer this              day of                     , 2008.

Rexnord LLC

By:
Name:
Title:

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